EXHIBIT 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in Amendment No. 1 to the registration statement of Syratech Corporation on Form S-3 (File No. 333-18133) of our report dated March 12, 1996, as contained in Form 8-K/A dated February 27, 1997 on our audits of the consolidated balance sheet of Rauch Industries, Inc. as of December 31, 1995 and 1994 and the consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. We also consent to the reference to our firm under the caption "Experts."

COOPERS & LYBRAND L.L.P.

Charlotte, North Carolina

March 17, 1997